Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Post-Effective Amendment No. 2 to Form S-1 (File No. No. 333-220368) of our report dated March 20, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audits of the financial statements of the Company as of December 31, 2019 and 2018 and for each of the years in the two year period ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

April 22, 2020